UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Marlin Business Services Corp.

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2015

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 21, 2015, at 9:00 a.m. at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 27, 2015, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 24, 2015

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting to be Held on May 21, 2015.

The Proxy Statement and Annual Report to Shareholders are available at

https://materials.proxyvote.com/571157

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 21, 2015, at 9:00 a.m., at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about April 24, 2015, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on March 27, 2015, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,842,061 shares outstanding as of March 15, 2015.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting.

However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with Proposal 1 to elect the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The seven (7) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation—Director Resignation Policy.”

With respect to Proposal 2 regarding the advisory vote on executive compensation, while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on recent regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Governance of the Corporation

Board of Directors

Currently, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Scott Heimes, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Daniel P. Dyer, the Corporation’s Chief Executive Officer, is also a member of the Board. Mr. DeAngelo, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in June 2014. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or their affiliates.

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in June 2014, the Board elected an independent director, Lawrence J. DeAngelo, to serve as the Board’s second non-executive Chairman of the Board. The Board believes that separating the Chief Executive Officer and Chairman of the Board positions provides the Corporation with the right foundation to pursue the Corporation’s objectives.

Director Resignation Policy

In April 2014, the Board adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. The Nominating Committee (as defined below) will consider such tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the shareholder vote. The Nominating Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, the Board will accept such tendered resignation.

The director who has tendered his or her resignation will not participate in the Nominating Committee’s or the Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the Nominating Committee and Board process. If a majority of the members of the Nominating Committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Committees

The Corporation has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.    The Audit Committee of the Board (the “Audit Committee”) currently consists of four independent directors: Messrs. Calamari (chairman), Sullivan, Teets, and Wert. The Board has determined that Messrs. Calamari, Sullivan, Teets and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the Securities and Exchange Commission (the “SEC”) and under Nasdaq listing standards, and that all the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: (1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of the Corporation’s internal accounting systems and financial controls; (3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and (4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.    The Compensation Committee of the Board (the “Compensation Committee”) currently consists of four independent directors: Messrs. Wert (chairman), DeAngelo, Sullivan and Teets. The functions of the Compensation Committee include: (1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; (2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; (3) reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and (4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as Amended (the “2003 Equity Plan”), the Corporation’s 2014 Equity Compensation Plan (the “2014 Equity Plan”) and the Corporation’s 2012 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of four independent directors: Messrs. DeAngelo (chairman),

Calamari, Sullivan and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees, and will annually recommend to the Board nominees for each committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

The Nominating Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In considering potential nominees for director, the Nominating Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of such nominee’s background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable and strives to take into account how a potential nominee for director will impact the diversity that the Board has achieved over the years.

The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation, reviewing the Board and Committee Assessments completed by the directors and, when deemed advisable by the Nominating Committee, engaging third parties to assist in identifying and evaluating potential nominees. The Corporation recently engaged a third party search firm to assist with such activities.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk and market risk. The Board oversees risk management through a combination of processes. The Audit Committee, in conjunction with the Corporation’s management team, has developed risk management processes intended to (1) timely identify the material risks that the Corporation faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile and (4) integrate risk management into the Corporation’s decision-making. The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Senior Credit Committee, which is comprised of its Chief Executive Officer, the Corporation’s Vice President of Portfolio Management, the President of the Corporation’s wholly owned bank subsidiary, Marlin Business Bank, and the Chief Lending Officer of Marlin Business Bank. The Senior Credit Committee oversees the Corporation’s comprehensive credit underwriting process. The Board has reviewed the risk management processes related to credit risk and members of the Senior Credit Committee present a report on the status of the risks and metrics used to monitor such credit risks to the Board at least annually. In addition, management provides the Board with frequent updates which include financial results, operating metrics, key initiatives and any internal or external issues affecting the organization.

The Audit Committee, in consultation with the management, the independent registered public accountants and the internal auditors, also discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Compensation Risk Assessment

As part of its oversight of the Corporation’s executive compensation program and in light of regulatory guidance on sound incentive compensation policies, the Compensation Committee considers the impact of the Corporation’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, the Corporation reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. Based on this review, the Corporation has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlinfinance.com. The purpose of the Code is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee. The Code is available free of charge on the investor relations page of the Corporation’s website at www.marlinfinance.com. We intend to post on our website any amendments and waivers to the Code that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by Nasdaq listing standards.

Board and Committee Meetings

From January 1, 2014 through December 31, 2014, there were fourteen meetings of the Board of Directors, six meetings of the Audit Committee, seven meetings of the Compensation Committee and two meetings of the Nominating Committee. With the exception of Kevin J. McGinty (who was a director until June 3, 2014 and was not included on the slate of nominees to stand for election at the Annual Meeting held on June 3, 2014) and Scott Heimes (who was not yet a director of the Corporation), all of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2014 Annual Meeting of Shareholders in person except Mr. McGinty and Mr. Heimes, who was not yet a director of the Corporation.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Ownership Guidelines

The Board of Directors believes that non-employee independent directors should own and hold common stock of the Corporation to further align their interests and actions with the interests of the Corporation’s stockholders. The Corporation’s current Director Stock Ownership Guidelines are as follows:

•	Each non-employee independent director is required to own 2,500 shares of stock of the Corporation (or 7,500 shares if serving as the Chairman of the Board);

•	Each non-employee independent director receives an annual grant of restricted stock, which vests at the earlier of (a) seven years from the grant date and (b) six months following the non-employee director’s termination of Board service; and

•	Restricted shares do not count toward the ownership requirement.

As of March 1, 2015, all of the non-employee independent directors were in compliance with the ownership requirement except Mr. Sullivan, Mr. Teets and Mr. Heimes (who had not yet become a director of the Corporation).

Based on the recommendation of the Corporation’s Compensation Committee, the Board has authorized a review of the Corporation’s stock ownership guidelines for non-employee directors with the goal of further aligning their long-term interests with those of the Corporation’s shareholders, such as by establishing stock ownership levels based on multiples of the annual retainer for non-employee directors.

Our Executive Officers

The names of our current executive officers, their ages as of March 1, 2015, and their positions are shown below:

Name	Age	Principal Occupation
Daniel P. Dyer	56	President and Chief Executive Officer
Edward J. Siciliano	52	Chief Sales Officer
Lynne C. Wilson	52	Chief Financial Officer
Edward R. Dietz	40	Senior Vice President of Administration, General Counsel and Secretary

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Marlin.

For information regarding Mr. Dyer, please refer to “Our Board of Directors” below.

Mr. Siciliano has been our Chief Sales Officer since 2007. Prior to joining Marlin, he most recently served as Vice President of Sales and Marketing for ALK Technologies, a global logistics software company based in Princeton NJ. Prior to that, Mr. Siciliano served as Senior Vice President of Sales and Marketing for AppliedTheory, a company focused on application development and hosting where he built out a new national sales force and helped take the company public. He started his sales career in 1985 at Xerox and spent 11 years in various sales and sales leadership roles. He is a graduate of Rutgers University and holds a B.S. in marketing.

Ms. Wilson has been our Chief Financial Officer since June 5, 2006. Prior to joining Marlin, from 1999 to 2006, Ms. Wilson was with General Electric Company, serving in a variety of finance positions for different subsidiaries and divisions of GE. From 2002 to 2006, Ms. Wilson worked for GE Equipment Services-TFS/Modular Space, most recently serving as Manager of Finance, Strategic Marketing (from 2005 to 2006) and previously as Manager, Financial Planning and Analysis (from 2002 to 2005). From 1999 to 2002, Ms. Wilson was the Global Controller for GE Commercial Finance-Fleet Services. Prior to joining GE, Ms. Wilson held senior financial positions at Bank One Corporation (from 1996 to 1999) and Fleet National Bank of NY/Northeast Savings (from 1989 to 1996), where she served as Senior Vice President, Controller and Principal Accounting Officer. Ms. Wilson started her career at Ernst & Young International working from 1984 to 1989 as an Audit Manager. Ms. Wilson obtained a B.A. in Business Administration from Siena College and is a licensed certified public accountant (non-active status).

Mr. Dietz has been our General Counsel since May 25, 2011. In November 2013, Mr. Dietz became the Senior Vice President of Administration of Marlin, and in March 2014, he became the Secretary of Marlin. From July 2010 to May 2011, Mr. Dietz was our Assistant General Counsel. Prior to joining the Corporation, from 2008 to 2010, Mr. Dietz was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including mergers, acquisitions and outsourcing transactions. From 2004 to 2008, Mr. Dietz was an associate at Foley & Lardner LLP in the firm’s Business Law Department where he worked on a variety of corporate transactions, including financings, restructurings, mergers, acquisitions and public offerings. From 2001 to 2004, Mr. Dietz attended law school. From 1997 to 2001, Mr. Dietz worked in the group benefits industry. Mr. Dietz received a B.A., magna cum laude, in political science from Gettysburg College and a law degree from the University of Michigan Law School. Mr. Dietz is licensed to practice law in Pennsylvania.

Proposal 1:

Election of Directors

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is eight (8) with one vacancy.

Consequently, at the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

After the Annual Meeting, there will remain one vacancy on the Board of Directors. The Nominating Committee has not identified a candidate to fill this vacancy. Under the terms of our Amended and Restated Articles of Incorporation and Bylaws, the Board of Directors may fill this vacancy at any time.

All seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors, and all but one of the nominees, Mr. Scott Heimes, have been previously elected as directors by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be available to serve.

For each of the seven (7) nominees for election at the Annual Meeting, set forth below is biographical and other information as of March 1, 2015, as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

Name	Age	Principal Occupation	Director Since
John J. Calamari	60	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo	48	Managing Director of SunTrust Robinson Humphrey Investment Bank	2001
Daniel P. Dyer	56	CEO of Marlin Business Services Corp.	1997
Scott Heimes	45	Chief Marketing Officer of Digital River, Inc.	2015
Matthew J. Sullivan	57	Partner with Peachtree Equity Partners	2008
J. Christopher Teets	42	Partner of Red Mountain Capital Partners LLC	2010
James W. Wert	68	President & CEO of CM Wealth Advisors, Inc.	1998

John J. Calamari:

Biography.     Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of

Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985 where he earned his certified public accountant license (currently non-active status). In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.     Mr. Calamari has over 36 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari currently serves on the Nominating and Governance Committee of the Corporation. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.     Mr. DeAngelo has been a director since July 2001 and has served as the Chairman of the Board since June 2014. Mr. DeAngelo is a Managing Director with SunTrust Robinson Humphrey, an investment bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.     Mr. DeAngelo has over 21 years of experience as an investment banker and private equity professional, including 13 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009. Mr. DeAngelo served as Chairman of the Corporation’s Compensation Committee from March 2009 to June 2014. He currently serves on the Corporation’s Nominating and Governance Committee (as Chairman) and on the Compensation Committee. He has served as a director of 10 privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Daniel P. Dyer:

Biography.     Mr. Dyer has been Chief Executive Officer since co-founding the Corporation in 1997. In December of 2006, Mr. Dyer also assumed the role of President of the Corporation. From 1986 to 1997, Mr. Dyer served in a number of positions with Advanta Business Services, including Senior Vice President and Chief Financial Officer, where he was responsible for financial, IT, strategic planning and treasury functions. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).

Qualifications.     Mr. Dyer has over 31 years of experience in financial services, including over 26 years of experience in the equipment leasing industry. Mr. Dyer is co-founder of the Corporation and has served as Chairman of the Corporation’s Board of Directors from the Corporation’s inception in 1997 to March 2009, and he has served as the Corporation’s Chief Executive Officer since 1997. He has seven years of past service as a director of privately held companies. Mr. Dyer has also held leadership positions with various community organizations and industry related organizations including the Equipment Leasing and Finance Association’s Industry Futures Council and Foundation. The Board views Mr. Dyer’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Dyer should serve as a director of the Corporation.

Scott Heimes:

Biography.     Mr. Heimes has been a director of the Corporation since April 2015. Mr. Heimes is a Chief Marketing Officer with Digital River, Inc. (“Digital River”), a global ecommerce, payments, and marketing services provider. Mr. Heimes joined Digital River in 2012. From 2009 to 2012, Mr. Heimes worked as a Chief Marketing Officer for WebMD Health Corp. and from 2006 to 2009, Mr. Heimes worked with UnitedHealth Group in a variety of senior marketing roles. Mr. Heimes has worked in various other executive management positions between 1998 and 2006 with most of that time was spent in marketing roles. In 1991, Mr. Heimes received his undergraduate degree in English literature with a minor in French and Business Administration from the University of St. Thomas in St. Paul, Minnesota.

Qualifications.     The Board has determined that Mr. Heimes is an independent director. The Board views Mr. Heimes’ independence, his business and marketing experience, and his demonstrated leadership roles in business activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Heimes should serve as a director of the Corporation.

Matthew J. Sullivan:

Biography.     Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.     Mr. Sullivan has over 21 years of experience as an investment banker and private equity professional, including over 11 years serving in the role of Managing Director for a variety of private equity firms. He has over 10 years of past service as a director of privately held companies. Mr. Sullivan currently serves on the Corporation’s Audit Committee, Compensation Committee and Nominating and Governance Committee. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J. Christopher Teets:

Biography.    Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment management firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Air Transport Services Group, Inc. and Encore Capital Group, Inc. and previously served on the board of directors of Affirmative Insurance Holdings, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an M.Sc. degree from the London School of Economics.

Qualifications.    Mr. Teets has over 17 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes ten years serving as a Partner for an investment firm. He has eight years of service as a director of other public companies and currently sits on the boards of two such companies. Mr. Teets currently serves on the Corporation’s Audit Committee and Compensation Committee. In considering the independence of Mr. Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner (via certain affiliates) of approximately 23.08% of the Corporation’s outstanding shares, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Corporation. In reaching this conclusion, the Board took into account the fact that Red Mountain and certain of its affiliates made certain customary passivity commitments to the Federal Reserve Board in a commitment letter to ensure that Red Mountain and such affiliates will not, without the prior approval of the Federal Reserve Board or its staff, (i) exercise or attempt to exercise a controlling influence over the management or policies of the Corporation or any of its subsidiaries, (ii) own, control or hold with power to vote securities that represent 25% or more of any class of voting securities of the Corporation or any of its subsidiaries, (iii) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the Corporation’s management or Board, (iv) solicit or participate in soliciting proxies with respect to any matter presented to the Corporation’s shareholders or (v) dispose or threaten to dispose (explicitly or implicitly) of equity interests of the Corporation in any manner as a condition or inducement of specific action or non-action by the Corporation, among other things. The Board has also determined that Mr. Teets is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.    Mr. Wert has been a director since February 1998. Mr. Wert is President and CEO of CM Wealth Advisors, Inc. f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as Vice Chairman and Director of Park-Ohio Holdings Corp.

Qualifications.    Mr. Wert has over 26 years of experience in the banking and financial services industries, including 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit Committee from November 2003 to July 2004. Mr. Wert presently serves as Chairman of the Corporation’s Compensation Committee and on the Corporation’s Audit Committee and Nominating and Governance Committee. He has over 20 years of service as a director of public companies, and has also spent over 16 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

Non-Binding Advisory Vote on Executive Compensation

The following proposal gives the Corporation’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Corporation’s named executive officers. This vote is provided as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Corporation is asking its shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Marlin Business Services Corp. (“Marlin”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as disclosed in Marlin’s Proxy Statement for the 2015 Annual Meeting of Shareholders, is hereby approved.”

While the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

As described in detail under “Compensation Discussion and Analysis” in this Proxy Statement, our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation and to align executives’ interests with those of the Corporation’s shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee of the Board of Directors evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, we believe that our compensation program, with its balance of short-term incentives (including cash compensation) and long-term incentives (including equity-based compensation), and share ownership guidelines reward sustained performance that is measured against established goals and aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2015, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Executive Officers, Directors and Nominees
Daniel P. Dyer(1,2)	378,486	2.94%
Edward J. Siciliano(1)	83,877	*
Lynne C. Wilson(1)	90,432	*
Edward R. Dietz(1)	23,933	*
John J. Calamari(3)	32,537	*
Lawrence J. DeAngelo	51,981	*
James W. Wert(3)	70,511	*
Matthew J. Sullivan(3,4)	470,054	3.65
J. Christopher Teets(1,3,5)	17,553	*
All executive officers, directors and nominees as a group (10 persons)(1,6)	1,219,364	9.47
Beneficial Owners of More Than 5% of Common Stock
Red Mountain Capital Partners LLC(7) 10100 Santa Monica Blvd, Suite 925 Los Angeles, CA 90067	2,976,925	23.12
Columbia Wanger Asset Management, L.P.(8) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,014,386	7.88
Dimensional Fund Advisors LP(9) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	998,040	7.75
Broad Run Investment Management, LLC(10) 1530 Wilson Blvd, Suite 1020 Arlington, VA 22209	690,856	5.37

*	Represents less than 1%.

(1)	Does not include (i) options vesting more than 60 days after March 1, 2015, held by Mr. Dyer (8,612) and Ms. Wilson (3,196) or (ii) options that expired on March 1, 2015, held by Mr. Dyer (31,034), Mr. Siciliano (10,776) and Ms. Wilson (12,265). Mr. Dietz does not hold options vesting more than 60 days after March 1, 2015. Includes, where applicable, shares held in the 2012 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Plan and the 2014 Equity Plan.

(2)	Includes options for Mr. Dyer (19,956) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2015.

(3)	Includes options for Mr. Calamari (2,041), Mr. Sullivan (10,745), Mr. Teets (5,000) and Mr. Wert (5,745) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2015.

(4)	Includes 439,465 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)	The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 7 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(6)	Includes options to purchase 43,487 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2015.

(7)	The shares reported as beneficially owned by Red Mountain are reported as of December 22, 2014, based solely on a Schedule 13D/A (Amendment No. 4 to Schedule 13D) jointly filed on December 22, 2014 by Red Mountain and certain of its related persons. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of all shares of the Corporation beneficially owned by Red Mountain.

(8)	The shares reported as beneficially owned by Columbia Wanger Asset Management, LLC. (“CWAM”) are reported as of December 31, 2014, based solely on a Schedule 13G/A filed by Columbia on February 11, 2015. CWAM does not directly own any shares of common stock of the Corporation. As the investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported by Columbia Acorn Fund. Accordingly, the shares reported by CWAM include those shares separately reported by Columbia Acorn Fund. CWAM disclaims beneficial ownership of any shares. As of December 31, 2014, only Columbia Acorn Fund, a Massachusetts business trust managed by CWAM, owned more than 5% of the class of securities reported.

(9)	The shares reported as beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) are reported as of December 31, 2014, based solely on a Schedule 13G filed by Dimensional on February 5, 2015. Dimensional reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

(10)	The shares reported as beneficially owned by Broad Run Investment Management, LLC (“Broad Run”) are reported as of December 31, 2014, based solely on a Schedule 13G filed by Broad on February 10, 2015. Broad Run reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Broad Run disclaims beneficial ownership of the shares reported.

Executive Compensation

Compensation Discussion and Analysis

Compensation Overview

The Compensation Committee of the Board of Directors sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (the “CEO”) and the other officers named in the Summary Compensation Table (together with the CEO, the “Executive Officers”).

The current Executive Officers of the Corporation are Daniel P. Dyer, Edward J. Siciliano, Lynne C. Wilson and Edward R. Dietz. All of them were Executive Officers during 2014. George D. Pelose retired as of March 5, 2014; however, Mr. Pelose received compensation in 2014 as part of his Employment Agreement with the Corporation.

The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com) and only independent directors serve on the Compensation Committee.

Compensation Philosophy.     The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Executive Officers, should include both cash and equity-based compensation that rewards performance as measured against established goals.

At the 2014 Annual Meeting, shareholders approved the Corporation’s compensation policies and programs with over 99% of the votes being cast in favor. The Compensation Committee believes this strongly affirms shareholders’ support of the Corporation’s approach to executive compensation. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the 2014 favorable advisory vote on executive compensation, the Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.

Management’s Role in the Compensation-Setting Process.     The Compensation Committee makes all compensation decisions relating to the Executive Officers; however, the Corporation’s management plays a significant role in the compensation-setting process, including:

•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Executive Officer, setting forth total compensation and aggregate equity awards for each Executive Officer;

•	an evaluation of the performance of the Corporation’s officers, including the Executive Officers; and

•	compensation and equity award recommendations as to the Corporation’s officers, including the Executive Officers.

The Compensation Committee can exercise its discretion in modifying any recommended awards to the Corporation’s officers, including the Executive Officers. On February 9, 2015, the Compensation Committee approved the 2014 bonus recommendations put forth by the CEO.

External Consultants and Benchmarking.     The Compensation Committee has utilized the services of independent consulting firms on a limited basis.

In 2004, the Compensation Committee first engaged Watson Wyatt to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “2004 Watson Study”). The 2004 Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group comprised of companies with a business services and financing focus that are similar in size to the Corporation (the “peer group”), (ii) compensation details from various market surveys across several industries (together with the peer group, the “comparison group”) and (iii) broader financial services industry practices. The 2004 Watson Study selected a compensation peer group of companies consisting of eight publicly-traded companies similar in industry and size with executive positions with responsibilities similar in breadth and scope to those of the Corporation. The peer group used in the initial benchmark analysis contained in the 2004 Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD).

The 2004 Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The 2004 Watson Study further noted that the value of the existing long-term incentives granted to the executives (primarily in the form of stock options) was below market levels.

In response to the findings of the 2004 Watson Study and in keeping with its philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer equity compensation program. Based on recommendations contained in the 2004 Watson Study, effective in 2005, the Compensation Committee modified the stock-based incentive award program for the Executive Officers to include the three separate components set forth below (i.e., stock option grants, restricted stock grants and the management stock ownership program (the “MSOP”)). The 2004 Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long-term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.

In October 2008, the Compensation Committee engaged Watson Wyatt to update the 2004 Watson Study regarding the Corporation’s Executive Officer compensation programs and strategies (the “2008 Watson Study”). No changes were made to the peer group in the 2008 Watson Study. In response to the findings of the 2008 Watson Study, the Compensation Committee further modified the structure of the Corporation’s Executive Officer compensation programs. Based on recommendations contained in the 2008 Watson Study, effective in 2009, the three components of the stock-based incentive award program for the Executive Officers consisted of performance accelerated restricted stock awards, time vesting restricted stock and the MSOP. Based on the 2008 Watson Study, stock options were eliminated from future grants and replaced with restricted stock.

Watson Wyatt had not prepared an additional study since 2008. Therefore, in late 2012, the Compensation Committee engaged Pearl Meyer & Partners to conduct a comprehensive evaluation of the Corporation’s Executive Officer compensation programs for 2013 (the “Pearl Meyer Study”). While the Pearl Meyer Study had no impact on the 2012 Executive Officer compensation programs, the Compensation Committee considered the Pearl Meyer Study when making 2013 compensation decisions. The Pearl Meyer Study included a peer group of companies similar in industry and size with executive positions and responsibilities similar to those of the Corporation. Based on the recommendations contained in the Pearl Meyer Study and in keeping with its philosophy of providing strong incentives for superior performance, effective in 2013, the Compensation Committee modified the Corporation’s stock-based incentive award program for Executive Officers by doing away with the MSOP component and modifying the proportion of restricted stock grants related to performance accelerated restricted stock and time vesting restricted stock. The peer group used in connection with the Pearl Meyer Study consisted of: Newstar Financial Inc. (NEWS); Cai International Inc. (CAP); Willis Lease Finance Corp. (WLFC); Encore Capital Group Inc. (ECPG); World Acceptance Corp. (WRLD); Primus Guaranty Ltd. (PRSG); Medallion Financial Corp. (TAXI); First Marblehead Corp. (FMD); Asset Acceptance Capital Corp. (AACC); Regional Management Corp. (RM); Electro Rent Corp. (ELRC); Asta Funding Inc. (ASFI); Resource America Inc. (REXI); and Microfinancial Inc. (MFI).

Compensation Components

Watson Wyatt and Pearl Meyer & Partners reviewed the Corporation’s existing executive compensation structure and assisted in the development of executive compensation programs that (a) are competitive among companies in similar growth and development stages to attract and retain talented management, (b) provide incentives that focus on the critical needs of the business on an annual and continuing basis and (c) reward management commensurate with the creation of shareholder and market value.

As noted above, the 2004 Watson Study included an initial benchmark analysis of the Corporation’s executive compensation program, comparing it to (i) the peer group, (ii) the comparison group and (iii) broader financial services industry practices. The Compensation Committee used this benchmark data to set the Executive Officers’ compensation levels in 2004. On an ongoing basis, the Compensation Committee reviews a variety of factors in assessing and setting overall executive compensation levels, including references to market surveys, broader financial services industry practices, tally sheets, executive performance, the 2008 Watson Study and the Pearl Meyer Study.

The components of compensation paid to the Executive Officers in 2014 were as follows:

•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long-term success of the Corporation. The Compensation Committee determines each Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation. The Compensation Committee reviews these salaries at least annually for consideration of increases based on merit and competitive market factors.

•	Bonus. The annual incentive bonus awards are designed to reward the Executive Officers for the achievement of certain quantitative and qualitative corporate and individual performance goals. The Compensation Committee sets threshold, target and maximum bonus levels for each goal. As part of the 2004 Watson Study and the Pearl Meyer Study, the Corporation sought to set the Executive Officers’ total target compensation levels at levels that were near the median of the data from the peer groups and the broader industry practices. This resulted in the setting of threshold, target and maximum bonus levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; Edward J. Siciliano: 35% threshold, 70% target and 105% maximum; Lynne C. Wilson: 25% threshold, 50% target and 75% maximum; and Edward R. Dietz: 15% threshold, 33% target and 50% maximum.

Prior to the beginning of each year, the Corporation sets target levels for the items of quantitative and qualitative corporate and individual performance that are to be evaluated that year for assessing the bonus opportunity for the Executive Officers. Items of quantitative and qualitative corporate and individual performance that may be evaluated include (i) the Corporation’s pre-tax income for the measurement year, (ii) the leadership demonstrated by each Executive Officer, (iii) the development of the Corporation’s future leadership staff and (iv) the effectiveness of the Executive Officers as a team. The target level related to the Corporation’s pre-tax income (which is the key component in the compensation analysis) is standard for each Executive Officer. Other target levels are specific to each individual Executive Officer (such as demonstration of leadership and overall effectiveness). To achieve his or her target bonus level, the Executive Officer must achieve each performance measurement. If the planned performance measurements for that year are not achieved, an Executive Officer can still achieve the threshold bonus level if his or her performance exceeds certain minimum requirements. Maximum bonus level can be achieved if planned levels for the performance measurements are exceeded.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the Executive Officer’s individual contribution to those results. Based on the principles set forth in the 2008 Watson Study and the Pearl Meyer Study, the Corporation set the Executive Officers’ annual equity-based compensation target levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 120% target; Edward J. Siciliano: 70% target; Lynne C. Wilson: 45% target; and Edward R. Dietz: 40% target. The stock-based incentive awards adopted pursuant to the 2008 Wyatt Study and modified pursuant to the Pearl Meyer Study include two separate formulaic components: (1) performance accelerated restricted stock grants (60% of the annual target grant amount) and (2) time vesting restricted stock grants (40% of the annual target grant amount).

•	Other Benefits. The Executive Officers participate in employee benefits plans generally available to all of the Corporation’s employees, including medical and health plans, the 401(k) program and the 2012 Employee Stock Purchase Plan. In addition, Mr. Dyer received reimbursement of life and disability insurance premiums pursuant to his employment agreement.

Components of Equity-Based Incentive Awards

As mentioned above, the formulaic equity-based incentive awards adopted pursuant to the 2008 Wyatt Study and modified pursuant to the Pearl Meyer Study include two separate components: (1) performance accelerated restricted stock grants and (2) time vesting restricted stock grants.

•	Performance Accelerated Restricted Stock Grants. Performance accelerated restricted stock grants represent 60% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. These grants are made biennially (i.e., double grants made every other year) as recommended in the 2008 Watson Study as a way to make meaningful grants that will help immediately align the interests of the grant recipients with the shareholders. The restrictions on the performance accelerated restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting shall accelerate and the restrictions shall lapse on all or a portion of the restricted shares if the grant recipient achieves all or a portion of his/her annual vesting goals during the first three years after the grant date (up to one-third of the total grant amount can vest on an accelerated basis each of the first three years after the grant date), as approved by the Compensation Committee. Overachievement against the goals may result in the Compensation Committee granting additional restricted shares.

•	Time Vesting Restricted Stock Grants. Time vesting restricted stock grants represent 40% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. The restrictions on these shares shall lapse pro-rata over four years after the grant date (25% per year).

Ownership Guidelines

In an effort to ensure that the Executive Officers and other officers and managers of the Corporation maintain sufficient equity ownership so that their thinking and actions are aligned with the interests of our shareholders, the Corporation first adopted management ownership guidelines in 2006, which apply to all participants in the equity-based incentive award program. The ownership guidelines were revised in 2009 and currently consist of minimum share ownership levels for the Executive Officers and the other officers participating in the equity-based incentive award program. The share ownership guidelines are summarized below:

Name/Position	Minimum ownership guideline
Daniel P. Dyer	50,000 shares
Edward J. Siciliano	20,000 shares
Lynne C. Wilson	20,000 shares
Edward R. Dietz	20,000 shares
Other Officers	2,000 to 20,000 shares (depending on position and tenure)

Compliance will be reviewed at least annually. Restricted shares do not count toward the ownership guideline. There is a phase-in period of five years to achieve these levels, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive officer is expected to attain the expected ownership level ratably over five years.

If an equity incentive program participant sells shares of the Corporation while such participant is not in compliance with the ownership guidelines, the Compensation Committee will take this into account prior to making additional equity awards to such participant.

As of March 1, 2015, Mr. Dyer, Mr. Siciliano and Ms. Wilson were in compliance with their respective ownership guidelines. Mr. Dietz became an executive officer in 2013 and is currently in the five year phase-in period.

Employment Agreements

In October 2003, the Corporation entered into employment agreements with Messrs. Dyer and Pelose, which became effective in November 2003 upon consummation of the Corporation’s initial public offering and the terms of which are substantially similar to each other, and amended such employment agreements in December 2008. The employment agreements establish minimum salary and target bonus levels for the executives. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two-year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that he does not wish to renew the agreement. Mr. Dyer’s employment agreement currently runs through November 2015. Mr. Pelose’s employment agreement ran through November 2014; however, on November 6, 2013, the Corporation announced that Mr. Pelose was retiring from his position of Executive Vice President and Chief Operating Officer of the Corporation but would remain with the Corporation through at least January 15, 2014 in order to ensure a smooth transition.

The Corporation may terminate the employment agreements for or without cause, and the executive may terminate his employment agreement with or without good reason. The employment agreements terminate automatically upon a change in control. The employment agreements provide for severance in the case of termination without cause, resignation for good reason, termination upon non-renewal of the agreement and termination on account of change in control. The employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions thereunder. Upon termination of the employment agreement, the executive will be subject to certain protective non-competition and non-solicitation covenants. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

In connection with Mr. Pelose’s retirement, the Corporation and Mr. Pelose entered into an amendment, dated November 6, 2013 (the “2013 Amendment”) to Mr. Pelose’s employment agreement with the Corporation, dated as of October 14, 2003 and amended on May 9, 2006 and December 31, 2008 (as amended, the “Employment Agreement”). Under the 2013 Amendment, Mr. Pelose’s employment with the Corporation would terminate between January 15, 2014 and March 31, 2014, with the exact date of termination to be mutually agreed upon by Mr. Pelose and the Corporation (the “Separation Date”). Further, effective upon the Separation Date, all outstanding equity awards held by Mr. Pelose fully vested and Mr. Pelose has two years from the Separation Date to exercise his outstanding stock options. In addition, as per the terms of the 2013 Amendment , Mr. Pelose’s retirement on the Separation Date was treated as a termination “without cause” or resignation “for good reason” for purposes of determining the severance benefits payable to Mr. Pelose. All other material terms, including the amount of severance benefits payable under the Employment Agreement, remained unchanged. In compliance with the terms of the 2013 Amendment, Mr. Pelose’s Separation Date was March 5, 2014. As per the terms of Mr. Pelose’s Employment Agreement, total compensation for Mr. Pelose in 2014 equaled $1,578,905.

Compensation for Executive Officers in 2014

Base Salary.    The Executive Officers’ base salaries as of December 31, 2014 were as follows: Mr. Dyer, $425,000, Mr. Pelose, $1,576,442 (this amount was compensation paid to Mr. Pelose as per the terms of his Employment Agreement in connection with his retirement from the Corporation), Mr. Siciliano, $313,500, Ms. Wilson, $275,049 and Mr. Dietz $275,000.

Annual Bonuses.    In 2014, the Executive Officers were eligible for annual bonuses at the following threshold, target and maximum bonus levels (as a percentage of base salaries): Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; Edward J. Siciliano: 35% threshold, 70% target and 105% maximum; Lynne C. Wilson: 25% threshold, 50% target and 75% maximum; and Edward R. Dietz: 15% threshold, 33% target and 50% maximum. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which typically consist of a corporate goal and specific individual goals. An aggregate bonus pool of approximately $1,826,674 was targeted in 2014 for the 26 officers and managers.

In connection with the 2014 percentage payouts against the bonus targets, each Executive Officer was eligible to receive 100% or greater of his or her target bonus level if (a) the Corporation met or exceeded its pre-tax income goal for 2014 and (b) such Executive Officer met or exceeded his or her individual performance goals. Mr. Dyer reported to the Compensation Committee on the achievement of individual goals by Mr. Siciliano, Ms. Wilson and Mr. Dietz related to their demonstration of leadership in their respective areas of responsibility, the development of future leadership staff in their respective areas of responsibility and their overall effectiveness. The Compensation Committee evaluated Mr. Dyer’s achievement of his individual goals related to his demonstration of leadership with respect to the Corporation as a whole, the development of the other Executive Officers and other future leaders of the Corporation and his overall effectiveness as chief executive officer of the Corporation. Based on such information, the Compensation Committee set the Executive Officer’s percentage payouts against bonus targets in 2014 as follows: Mr. Dyer — 110%; Mr. Siciliano — 115.31%; Ms. Wilson — 97.08%; and Mr. Dietz — 151.51%.

The calculation of the bonus payable to each Executive Officer in 2014 is as follows: Mr. Dyer — $425,000 base salary (i) multiplied by his 2014 target bonus percentage of 85% and (ii) further multiplied by his performance payout percentage of 110% equals $397,375; Mr. Siciliano — $313,500 base salary (i) multiplied by his 2014 target bonus percentage of 70% and (ii) further multiplied by his performance payout percentage of 115.31% equals $253,061; Ms. Wilson — $275,049 base salary (i) multiplied by her 2014 target bonus percentage of 50% and (ii) further multiplied by her performance payout percentage of 97.08% equals $133,519; and Mr. Dietz — $275,000 base salary (i) multiplied by his 2014 target bonus percentage of 33% and (ii) further multiplied by his performance payout percentage of 151.51% equals $137,500. The table below shows the aggregate 2014 bonus opportunity at the threshold, target and maximum levels and the actual 2014 bonus achieved:

	2014 Annual Bonus Opportunity			Actual Bonus Achieved for 2014
	Threshold	Target	Maximum
Daniel P. Dyer	$180,625	$361,250	$632,187	$397,375
Edward J. Siciliano	$109,725	$219,450	$329,175	$253,061
Lynne C. Wilson	$68,762	$137,524	$206,287	$133,519
Edward R. Dietz	$41,250	$90,750	$137,500	$137,500

Annual Equity-Based Incentives.    In connection with the Corporation’s annual equity-based incentive program adopted based on the recommendations in the 2008 Wyatt Study (as modified pursuant to the Pearl Meyer Study), on February 7, 2014, the Compensation Committee reviewed and approved stock-based awards for the Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Executive Officers in 2014 consisted of the following:

•	Time Vesting Restricted Stock Awards: In 2014, the Corporation made the following time vesting restricted stock awards to the Executive Officers: Mr. Dyer — 8,232; Mr. Siciliano — 4,554; Ms. Wilson — 1,998; and Mr. Dietz — 1,776. The restrictions on the time vesting restricted stock grants will lapse over the four year period following the grant date on a pro-rate basis (25% per year). The Compensation Committee also awarded an additional 8,500 shares of restricted stock to Mr. Dietz in 2014. These special grants of restricted shares were made by the Compensation Committee in recognition of Mr. Dietz’s expanded role with the Corporation as a result of Mr. Pelose’s retirement. These restricted shares shall cliff vest three years from the grant date.

•	Performance Accelerated Restricted Stock: In 2014, the Corporation granted the following matching shares of performance accelerated restricted stock to the Executive Officers: Mr. Dyer — 12,349; Mr. Siciliano — 6,832; Ms. Wilson — 2,997; and Mr. Dietz — 2,663. The restrictions on these restricted shares will lapse seven years from the date of the grant provided that the Executive Officer is still employed by the Corporation; however, vesting shall accelerate and the restrictions shall lapse on all or a portion of the restricted shares if the Executive Officer achieves all or a portion of his/her annual vesting goals for the first three years following the grant (up to one-third total grant amount can vest on an accelerated basis each of the first three years after the grant date).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the this Annual Report on Form 10-K for the year ended December 31, 2014.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

James W. Wert (Chairman)

Lawrence J. DeAngelo

Matthew J. Sullivan

J. Christopher Teets

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee of the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2014.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2014, 2013 and 2012 by the Corporation’s Chief Executive Officer, Chief Financial Officer and the other individual who was an executive officer during fiscal year 2014. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Daniel Dyer	2014	$427,264	—	$435,281	$1,455	$397,375	$14,415	$1,275,790
Chief Executive Officer	2013	$419,077	—	$420,040	$3,688	$361,250	$19,927	$1,223,982
	2012	$390,000	—	$635,969	$6,650	$348,075	$18,616	$1,399,310

George D. Pelose	2014	$82,115	—	—	—	—	$1,496,790	$1,578,905
Former Executive Vice President and Chief Operating Officer(3)	2013	$345,769	—	$673,648	$169,819	$213,281	$13,137	$1,415,654
	2012	$325,000	—	$509,784	$5,060	$255,938	$12,887	$1,108,669

Edward J. Siciliano	2014	$314,753	—	$187,449	$0	$253,061	$4,375	$759,638
Executive Vice President and Chief Sales Officer	2013	$313,500	—	$159,870	$0	$230,055	$8,750	$712,175
	2012	$289,823	—	$260,779	$1,026	$209,475	$8,197	$769,300

Lynne C. Wilson	2014	$275,598	—	$117,639	$554	$133,519	$3,068	$530,378
Senior Vice President and Chief Financial Officer	2013	$279,609	—	$120,721	$1,412	$133,519	$6,086	$541,347
	2012	$267,038	—	$171,365	$2,605	$126,175	$4,606	$571,789

Edward R. Dietz	2014	$276,423	—	$105,202	$—	$137,500	$1,502	$520,627
Vice President and General Counsel	2013	$231,172	—	$47,649	$—	$125,000	$3,004	$406,825
	2012	$214,749	—	$46,410	$—	$85,250	$3,118	$349,527

(1)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year).

(2)	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Executive Officers, and, for Mr. Dyer, reimbursement of life and disability insurance premiums pursuant to his employment agreements. Reimbursement of life and disability insurance premiums in 2014 was $8,951 for Mr. Dyer. Contributions made by the Corporation to the 401(k) plan in 2014 were $5,464 for Mr. Dyer, $2,463 for Mr. Pelose, $4,375 for Mr. Siciliano; $3,068 for Ms. Wilson; and $1,502 for Mr. Dietz.

(3)	Mr. Pelose retired effective March 5, 2014.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about restricted stock and option awards and equity incentive plan awards granted to our Executive Officers during the year ended December 31, 2014. The Corporation does not have any non-equity incentive award plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2014 — Equity-Based Incentives.”

		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Daniel P. Dyer	06/13/2014	—	—	—	12,349	—	—	$230,926
	06/13/2014	—	—	—	8,232	—	—	$153,938
Edward J. Siciliano	06/13/2014	—	—	—	6,832	—	—	$127,758
	06/13/2014	—	—	—	4,554	—	—	$85,160
Lynne C. Wilson	06/13/2014	—	—	—	2,997	—	—	$56,044
	06/13/2014	—	—	—	1,998	—	—	$37,363
Edward R. Dietz	06/13/2014	—	—	—	2,663	—	—	$49,798
	06/13/2014	—	—	—	1,776	—	—	$33,211
	06/13/2014	—	—	—	8,500	—	—	$158,950

Outstanding Equity Awards at Fiscal Year-End 2014

The following table summarizes the equity awards we have made to our Executive Officers which are outstanding as of December 31, 2014.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Daniel P. Dyer	19,956	[1]	—		—		$12.41	05/25/2017	—		—	—	—
	—		—		8,612	[2]	$12.41	05/25/2017	—		—	—	—
	—		—		—		—	—	1,920	[3]	$39,418	—	—
	—		—		—		—	—	4,320	[4]	$88,690	—	—
	—		—		—		—	—	2,079	[5]	$42,682	—	—
	—		—		—		—	—	3,546	[6]	$72,799	—	—
	—		—		—		—	—	7,092	[7]	$145,599	—	—
	—		—		—		—	—	10,898	[8]	$223,736	—	—
	—		—		—		—	—	8,173	[9]	$167,792	—	—
	—		—		—		—	—	12,349	[18]	$253,525	—	—
	—		—		—		—	—	8,232	[19]	$169,003	—	—
George D. Pelose	23,842	[10]	—		—		$9.52	03/01/2015	—		—	—	—
	—		7,337	[1]	—		$12.41	03/05/2016	—		—	—	—
	6,616	[11]	—		—		$12.41	03/05/2016	—		—	—	—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Edward J. Siciliano	—	—	—		—	—	733	[5]	$15,048	—	—
	—	—	—		—	—	1,512	[6]	$31,041	—	—
	—	—	—		—	—	4,690	[8]	$96,286	—	—
	—	—	—		—	—	3,517	[9]	$72,204	—	—
	—	—	—		—	—	5,252	[12]	$107,824	—	—
	—	—	—		—	—	3,023	[13]	$62,062	—	—
	—	—	—		—	—	6,832	[18]	$140,261	—	—
	—	—	—		—	—	4,554	[19]	$93,494	—	—
Lynne C. Wilson	—	—	3,196	[14]	$12.41	05/25/2017	—		—	—	—
	—	—	—		—	—	7,083	[3]	$145,414	—	—
	—	—	—		—	—	506	[5]	$10,388	—	—
	—	—	—		—	—	911	[6]	$18,703	—	—
	—	—	—		—	—	1,821	[7]	$37,385	—	—
	—	—	—		—	—	2,645	[8]	$54,302	—	—
	—	—	—		—	—	1,984	[9]	$40,732	—	—
	—	—	—		—	—	404	[15]	$8,294	—	—
	—	—	—		—	—	2,997	[18]	$61,528	—	—
	—	—	—		—	—	1,998	[19]	$41,019	—	—
Edward R. Dietz	—	—	—		—	—	398	[6]	$8,171	—	—
	—	—	—		—	—	795	[13]	$16,321	—	—
	—	—	—		—	—	215	[16]	$4,414	—	—
	—	—	—		—	—	1,400	[8]	$28,742	—	—
	—	—	—		—	—	1,050	[9]	$21,557	—	—
	—	—	—		—	—	1,411	[17]	$28,968	—	—
	—	—	—		—	—	2,663	[18]	$54,671	—	—
	—	—	—		—	—	1,776	[19]	$36,461	—	—
	—	—	—		—	—	8,500	[20]	$174,505	—	—

1.	Stock options granted as part of the option exchange program; options vested at the rate of 25% per year.

2.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 2,871; at 15.0%-16.49%, 5,741; at 16.5% or greater, 8,612.

3.	Represents biennial grant of performance accelerated restricted shares made on February 18, 2009 (the grant date stock price was $6.91). The restrictions on these shares shall lapse on February 18, 2016. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

4.	Represents remainder of biennial grant of performance accelerated restricted shares made on October 28, 2009 (the grant date stock price was $7.17). The restrictions on these shares shall lapse on October 28, 2016. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grantee date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his performance goals.

5.	Time vesting restricted stock grants (the grant date stock price was $10.97) that vest at the rate of 25% per year, with vesting dates for the remaining 25% at 3/1/2015.

6.	Time vesting restricted stock grants (the grant date stock price was $13.94) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at 1/26/2015 and 1/26/2016.

7.	Represents matching grant of restricted stock under MSOP made on January 26, 2012 (the grant date stock price was $13.94). The restrictions on these matching restricted shares shall lapse on January 26, 2022. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 26, 2015) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

8.	Represents biennial grant of performance accelerated restricted shares made on February 27, 2013 (the grant date stock price was $18.72). The restrictions on these shares shall lapse on February 27, 2020. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

9.	Time vesting restricted stock grants (the grant date stock price was $18.72) that vest at the rate of 25% per year, with vesting dates for the remaining 75% at February 27, 2015, February 27, 2016, and February 27, 2017.

10.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 7,947; at 15.0%-16.49%, 15,895; at 16.5% or greater, 23,842.

11.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 2,206; at 15.0%-16.49%, 4,410; at 16.5% or greater, 6,616.

12.	Represents grant of restricted shares made on February 29, 2008 (the grant date stock price was $9.52). The restrictions on these shares shall lapse on March 1, 2015.

13.	Represents matching grant of restricted stock under MSOP made on January 30, 2012 (the grant date stock price was $14.21). The restrictions on these matching restricted shares shall lapse on January 30, 2022. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 30, 2015) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

14.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,065; at 15.0%-16.49%, 2,131; at 16.5% or greater, 3,196.

15.	Represents biennial grant of performance accelerated restricted shares made on March 1, 2011 (the grant date stock price was $10.97). The restrictions on these shares shall lapse on March 1, 2018. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

16.	Time vesting restricted stock grants (the grant date stock price was $11.93) that vest at the rate of 25% per year, with vesting dates for the remaining 25% at 5/25/2015.

17.	Represents biennial grant of performance accelerated restricted shares made on July 25, 2013 (the grant date stock price was $24.64). The restrictions on these shares shall lapse on July 24, 2020. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

18.	Represents biennial grant of performance accelerated restricted shares made on June 13, 2014 (the grant date stock price was $18.70). The restrictions on these shares shall lapse on February 14, 2021. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with February 14, 2014. Additional grants may be made if the grantee exceeds his/her performance goals.

19.	Time vesting restricted stock grants (the grant date stock price was $18.70) that vest at the rate of 25% per year, with vesting dates of February 14, 2015, February 14, 2016, February 14, 2017 and February 14, 2018.

20.	Represents grant of restricted shares made on June 13, 2014 (the grant date stock price was $18.70). The restrictions on these shares shall lapse on January 3, 2017.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel P. Dyer	—	—	50,663	$1,163,526
George D. Pelose	—	—	51,507	$1,148,499
Edward J. Siciliano	—	—	15,788	$365,779
Lynne C. Wilson	988	$8,131	12,734	$292,148
Edward R. Dietz	—	—	3,888	$91,594

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2014, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights	Weighted Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan, as amended	193,351	$10.23	0	*
2014 Equity Compensation Plan	115,080	n/a	1,084,920
2012 Employee Stock Purchase Plan	None	n/a	102,057
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	308,431	$10.23	1,186,977

* The 2003 Equity Plan terminated by its terms on October 11, 2013 and no further grants can be made under the 2003 Equity Plan as a result of its termination.

Potential Payments upon Termination of Employment or Change in Control

The following tables show potential payments to Mr. Dyer upon termination of employment, including without limitation a change in control, assuming a December 31, 2014 termination date. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $20.53 closing price per share of our common stock on December 31, 2014, and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $20.53 per share closing price of our common stock on December 31, 2014.

A description of the applicable provisions of the employment agreements for Mr. Dyer follows the tables.

Daniel P. Dyer

Benefit Type	Change in Control, Non-Renewal by Corporation, Termination without Cause or for Good Reason	For Cause or Voluntary Termination	Death or Disability
Lump Sum Payments	$1,689,764	—	—
Stock Options	$411,614	—	$411,614
Restricted Stock	$1,203,246	—	$1,203,246
Excise Tax Gross-Ups	—	—	—

The Corporation has an employment agreement with Mr. Dyer (“executive”), which runs through November 2015.

The Corporation may terminate the employment agreement for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: (1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; (2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; (3) material breach by the executive of certain protective covenants (as described below); or (4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.

The executive’s employment automatically terminates as of the last day of the agreement term upon the Corporation’s non-renewal of the employment agreement, provided that the executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the employment agreement and to continue providing services under the employment agreement.

The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice within ninety (90) days after the initial occurrence of the event and after providing the Corporation with the opportunity to remedy the good reason during a thirty (30) day cure period. Good reason means the occurrence of any one or more of the following, without the consent of the executive: (a) a material diminution in the executive’s authority, duties or responsibilities; (b) the Corporation requires that the executive report to an officer or employee of the Corporation instead of reporting directly to the Corporation’s Chief Executive Officer, and Board of Directors, in the case of Mr. Dyer; (c) a material diminution in the executive’s base compensation, which, for purposes of the employment agreement, means the executive’s base salary and target incentive bonus percentage in effect immediately prior to the action taken to diminish the executive’s base salary or target incentive bonus percentage; (d) a material change in the geographic location at which the executive must perform services, which shall include a change to a location that is more than twenty-five (25) miles from the location at which the executive performed services under the employment agreement as of December 31, 2008; or (e) any other action or inaction that constitutes a material breach by the Corporation under the employment agreement.

If a change in control (as defined in the employment agreement) occurs during the term of the employment agreement, then the executive’s employment with the Corporation shall automatically terminate without cause as of the date of the change of control.

Pursuant to the terms of his employment agreement, if the employment of Mr. Dyer ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other unpaid benefits or vested rights under any equity plans. In addition, in the event of a termination of employment due to either termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, the executive will receive a lump sum payment equal to: (i) two times current base salary; (ii) two times the average incentive bonus earned for the preceding two fiscal years; (iii) twenty four (24) times the current monthly COBRA premium rate for medical and dental benefits for the executive and his family, plus an additional amount to cover taxes on such amount; (iv) two times the annual premium of additional life and long-term disability insurance coverage for the executive, based on the current annual premiums, plus an additional amount to cover taxes; and (v) any incentive bonus earned but not yet paid. The lump sum cash amount is payable within thirty (30) days following the termination date (provided the executive executes and does not revoke a standard release of employment claims). In the event that the executive’s employment is terminated on account of the executive’s death or disability, termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, then all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment. The Corporation is not party to any other employment agreements that contain gross up obligations. The Compensation Committee does not intend to offer gross up provisions in employment agreements going forward nor does it intend to offer “single trigger” change in control provisions in employment agreements going forward.

Notwithstanding the provisions described above, the employment agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions thereunder, and therefore may require a payment delay of severance benefits or reimbursements to be paid to the executive.

Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period. Such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Mr. Siciliano, Ms. Wilson and Mr. Dietz do not have employment agreements, but pursuant to the terms of the 2003 Equity Plan, upon a change of control (as defined in the 2003 Equity Plan), all outstanding options granted under the 2003 Equity Plan shall immediately vest and become exercisable, and the restrictions and conditions on all outstanding restricted stock awards granted under the 2003 Equity Plan shall immediately lapse. Based on this, in the event of a change of control (as defined in the 2003 Equity Plan), assuming a December 31, 2014 change of control date, the benefits to Mr. Siciliano, Ms. Wilson and Mr. Dietz would be as follows:

Change of Control Benefits Pursuant to the 2003 Equity Plan

Name	Benefit in Restricted Stock ($)	Benefit in Options ($)
Edward J. Siciliano	$384,466	$118,644
Lynne C. Wilson	$315,217	$160,989
Edward R. Dietz	$108,173	—

In 2013, the 2003 Equity Plan expired and was replace with the 2014 Equity Compensation Plan (the “2014 Equity Plan”). Pursuant to the terms of the 2014 Equity Plan, upon a change of control (as defined in the 2014 Equity Plan) and a termination of employment, all outstanding options granted under the 2014 Equity Plan shall immediately vest and become exercisable, and the restrictions and conditions on all outstanding restricted stock awards granted under the 2014 Equity Plan shall immediately lapse. Based on this, in the event of a change of control (as defined in the 2003 Equity Plan) and a termination of employment, assuming a December 31, 2014 change of control date, the benefits to Mr. Siciliano, Ms. Wilson and Mr. Dietz would be as follows:

Change of Control (with Termination) Benefits Pursuant to the 2014 Equity Plan

Name	Benefit in Restricted Stock ($)	Benefit in Options ($)
Edward J. Siciliano	$233,755	—
Lynne C. Wilson	$102,546	—
Edward R. Dietz	$265,636	—

Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $20.53 closing price per share of our common stock on December 31, 2014 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $20.53 per share closing price of our common stock on December 31, 2014.

Directors’ Compensation

On February 6, 2014, the Compensation Committee approved an increase in the annual retainer (payable in quarterly installments) payable to non-employee independent members of the Board of Directors from $36,000 to $50,000 for their service on the Board of Directors. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan, as amended, of restricted stock yielding a present value of $50,000 at the Stock Award grant date. The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service.

The chairman of the Audit Committee receives $15,000 per year; the chairman of the Compensation Committee receives $8,000 per year; and the chairman of the Nominating Committee receives $4,000 per year. These fees are paid in quarterly installments.

Audit Committee members’ fees equal $7,000 per year; Compensation Committee members’ fees are $4,500 per year; and Nominating and Governance Committee members’ fees total $2,000 per year.

In addition to the restricted stock award described above, the non-employee Chairman of the Board of the Corporation receives $100,000 total annual retainer (payable in quarterly installments).

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2014. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Lawrence J. DeAngelo	$78,500	$33,456	—	$111,956
John J. Calamari	$63,500	$33,456	—	$96,956
Matthew J. Sullivan	$55,250	$31,924	—	$87,174
J. Christopher Teets	$58,000	$24,214	$3,796	$86,010
James W. Wert	$60,750	$33,456	—	$94,206
Kevin J. McGinty	$50,000	$134,218	—	$184,218

Report of the Audit Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2014, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

This report is submitted by the members of the Audit Committee of the Board of Directors:

John J. Calamari (Chairman)

Matthew J. Sullivan

J. Christopher Teets

James W. Wert

Independent Registered Public Accountants

The following sets forth the fees paid to Deloitte & Touche LLP, the Corporation’s independent registered public accountants for the last two fiscal years:

	2014	2013
Audit Fees	$1,064,880	$926,100
Audit-Related Fees	$0	$0
Tax Fees	$8,000	$8,000
All Other Fees	$0	$0

Total	$1,072,880	$934,100

Audit Fees.    Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees.    Consists of assistance rendered in preparation of proxy disclosures.

The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Related Person Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit Committee for review. The transaction must receive Audit Committee approval prior to the consummation of the transaction.

The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Corporation’s Chief Executive Officer, is the President of The Selzer Company. The Corporation does not have any contractual arrangement with The Selzer Company or Richard Dyer, nor does it pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $405,689 in 2014.

Joseph Dyer, the brother of Daniel P. Dyer, the Corporation’s Chief Executive Officer, is a vice president in our treasury group and was paid compensation of approximately $440,000 for such services in 2014.

On March 26, 2007, the Corporation announced that it had received correspondence from the Federal Deposit Insurance Company (“FDIC”) approving the application for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the

Corporation entered into a Letter Agreement, dated as of June 18, 2007, by and among the Corporation, Peachtree and WCI (the “Letter Agreement”), which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of the Letter Agreement. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board who will serve as a director until the expiration of the term at the Annual Meeting. In addition, the Corporation agreed to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Board Independence

It is the policy of the Board and Nasdaq’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under Nasdaq’s Marketplace Rules. As described under Item 10 of this Annual Report on Form 10-K, “Governance of the Company,” the Board has affirmatively determined that each member of our Board, other than our Chief Executive Officer, Daniel P. Dyer, is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under Nasdaq’s independence definition. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Corporation and has not engaged in various types of business dealings with the Corporation. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and other activities as they may relate to Marlin and our management.

For further discussion of the Board committees on which our independent directors serve, please see Item 10 of this Annual Report on Form 10-K.

Section 16(a) Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2014 were filed on time except as follows: On March 3, 2015 Form 4s filed in connection with the delivery of shares to pay the tax liability associated with the vesting on February 14, 2014 of certain shares of restricted stock to Edward J. Siciliano and Lynne C. Wilson. On March 3, 2015, a Form 4 was filed for Daniel P. Dyer to report two transactions due to the delivery of shares to pay the tax liability associated with vesting of shares of restricted stock on March 16, 2014 and February 27, 2015. On April 13, 2015, a Form 4 was filed for Lawrence J. DeAngelo to report 18 transactions due to automatic broker-administered dividend reinvestment purchases during fiscal years 2011, 2012, 2013 and 2014.

Shareholder Proposals

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2016, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 30, 2015.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Mount Laurel, New Jersey

April 24, 2015

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	John J. Calamari 02 Lawrence J. DeAngelo 03 Daniel P. Dyer 04 Scott Heimes 05 Matthew J. Sullivan
06	J. Christopher Teets 07 James W. Wert
The Board of Directors recommends you vote FOR the following proposal:								For	Against
2.	Approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.							☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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PROXY

MARLIN BUSINESS SERVICES CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARLIN BUSINESS SERVICES CORP.

I/We hereby appoint Edward R. Dietz, Jr. as proxyholder for me/us, and hereby authorize him to represent me/us at the 2015 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, on May 21, 2015, at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR PROPOSAL II, AND IN THE DISCRETION OF THE PROXYHOLDER NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side